Consolidated Financial Statements

CFM Corporation

[formerly CFM Majestic Inc.] September 28, 2002

AUDITORS' REPORT

To the Directors of

CFM Corporation

We have audited the consolidated statements of financial position of CFM Corporation [formerly CFM Majestic Inc.] as at September 28, 2002 and September 29, 2001 and the consolidated statements of operations and retained earnings and cash flows for each of the years ended September 28, 2002, September 29, 2001 and September 30, 2000.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 28, 2002 and September 29, 2001 and the results of its operations and its cash flows for each of the years ended September 28, 2002, September 29, 2001 and September 30, 2000 in accordance with Canadian generally accepted accounting principles.

As discussed in note 7 to the consolidated financial statements, the Company adopted a new method of accounting for goodwill and intangible assets.

Toronto, Canada                                                                       /s/ Ernst & Young LLP

November 8, 2002

Chartered Accountants

CFM Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS
AND RETAINED EARNINGS
[in thousands of dollars except earnings per share]

For the	For the	For the
year ended	year ended	year ended
September 28,	September 29,	September 30,
2002	2001	2000
$	$	$

Sales	576,232	416,332	381,900
Cost of sales	402,534	278,892	244,893
Gross profit	173,698	137,440	137,007

Expenses
Selling and administrative, research
and development	91,734	68,096	64,995
Amortization	13,319	10,382	9,051
Amortization of goodwill	—	7,512	6,677
Interest income	(282)	(539)	(942)
Interest expense	7,127	8,363	8,187
111,898	93,814	87,968
Income before income taxes	61,800	43,626	49,039
Provision for income taxes [note 11]	19,719	12,228	15,257
Net income for the year	42,081	31,398	33,782

Retained earnings, beginning of year	119,942	94,465	71,507
Options repurchased [2002 - net of taxes
of $1,584; 2001 - $331] [note 10]	(2,598)	(539)	—
Premium on repurchased common shares [note 10]	(1,076)	(5,382)	(10,824)
Goodwill impairment on transition [2002 - net of taxes
of $166] [note 7]	(1,848)	—	—
Retained earnings, end of year	156,501	119,942	94,465

Earnings per share [note 13]	$1.06	$0.82	$0.82
Diluted earnings per share [note 13]	$1.03	$0.81	$0.81

See accompanying notes

CFM Corporation

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
[in thousands of dollars]

As at September 28, 2002 and at September 29, 2001

2002	2001
$	$

ASSETS
Current
Cash and cash equivalents	11,720	4,266
Accounts receivable, net of allowance for doubtful
accounts of $2,243 [2001 - $2,768] [note 3]	156,064	122,592
Inventory [note 4]	118,232	79,693
Prepaid and other expenses	4,123	1,985
Income taxes recoverable	—	8,421
Future income taxes [note 11]	9,588	6,447
Total current assets	299,727	223,404
Capital assets, net [note 5]	116,376	94,124
Other assets [note 6]	6,780	5,501
Goodwill [note 7]	232,716	172,051
Intangible assets [note 7]	8,298	6,319
Future income taxes [note 11]	888	630
664,785	502,029

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Bank indebtedness	19,279	10,976
Accounts payable	49,242	29,944
Accrued employee compensation	7,844	6,055
Other accrued liabilities	22,066	13,901
Current portion of long-term debt [note 9]	16,338	16,009
Current portion of note payable [note 8]	14,722	—
Income taxes payable	1,370	—
Future income taxes [note 11]	205	231
Total current liabilities	131,066	77,116
Long-term debt [note 9]	157,695	128,513
Note payable [note 8]	4,978	—
Future income taxes [note 11]	27,662	18,644
Total liabilities	321,401	224,273
Minority interest	8	144
Contingencies and commitments [note 12]

Shareholders' equity
Share capital [note 10]	161,498	128,545
Retained earnings	156,501	119,942
Cumulative translation adjustment [note 14]	25,377	29,125
Total shareholders' equity	343,376	277,612
664,785	502,029

See accompanying notes

	For the	For the	For the
year ended		year ended	year ended
September 28,		September 29,	September 30,
	2002	2001	2000
	$	$	$

CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the year	42,081	31,398	33,782
Add (deduct) items not involving cash
Amortization	13,319	17,894	15,728
Future income taxes	6,432	6,015	9,147
Non-cash interest on Keanall note payable [note 8[b]]	357	—	—
Loss (gain) on disposal of capital assets	144	(175)	(761)
Minority interest	(11)	(93)	—
	62,322	55,039	57,896
Changes in non-cash working capital balances [note 15]	(12,646)	(20,646)	(26,013)
Cash flows provided by operating activities	49,676	34,393	31,883

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions [note 8]	(29,421)	(23,363)	(22,741)
Purchase of capital assets	(20,854)	(16,525)	(13,413)
Development costs	(79)	(1,459)	(509)
Proceeds on disposal of capital assets	64	328	4,431
Cash flows used in investing activities	(50,290)	(41,019)	(32,232)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from non-revolving term facilities	—	—	48,747
Repayment of non-revolving term facilities	(11,280)	(15,074)	(9,728)
Revolving term facility, net	31,645	17,747	(12,500)
Bank indebtedness	3,445	3,574	4,155
Repayment of note payable [note 8]	(10,000)	—	—
Repurchase of common shares [note 10]	(1,705)	(10,537)	(20,812)
Options repurchased [note 10]	(4,182)	(870)	—
Issuance of common shares [note 10]	114	151	705
Deferred financing costs	—	—	(1,362)
Cash flows provided by (used in) financing activities	8,037	(5,009)	9,205
Effect of foreign currency translation on cash and
cash equivalents	31	(572)	56
Net increase (decrease) in cash and cash equivalents
during the year	7,454	(12,207)	8,912
Cash and cash equivalents, beginning of year	4,266	16,473	7,561
Cash and cash equivalents, end of year	11,720	4,266	16,473

Supplementary cash flow information
Cash taxes paid	1,068	11,552	10,073
Cash interest paid	6,424	7,582	7,917

See accompanying notes

1. NATURE OF OPERATIONS

CFM Corporation [the "Company", formerly CFM Majestic Inc.] is amalgamated under the laws of the Province of Ontario.  The Company is a leading vertically integrated manufacturer of hearth and home products in North America and the United Kingdom.  The Company designs, develops, manufactures and distributes hearth and space heating products, barbecue and outdoor products.  The Company maintains an ongoing program of research and development aimed at continually improving the quality, design, features and efficiency of its products.  The Company began operating in 1987 in Mississauga, Ontario and now has five facilities in Mississauga, nine facilities in the United States and one in Stoke-on-Trent, England.

2. SIGNIFICANT ACCOUNTING POLICIES

The Company's accounting policies are in accordance with Canadian generally accepted accounting principles.

Consolidation

These consolidated financial statements include the accounts of the Company, its subsidiaries from the dates of their acquisition and the proportionate share of the assets, liabilities and results of operations from its joint venture interest.  All significant intercompany amounts and transactions have been eliminated upon consolidation.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent; however, actual results could differ from these estimates.

Translation of foreign currencies

The accounts of self-sustaining foreign operations are translated into Canadian dollars using the current rate method, under which all assets and liabilities are translated at the exchange rate prevailing at year end, and revenue and expenses at average rates of exchange during the year.  Gains or losses on translation of these account balances are not included in the consolidated statements of operations and retained earnings but are deferred and shown as a separate item of shareholders' equity.  Gains or losses on foreign currency loans that are designated as hedges of a net investment in self-sustaining foreign operations are reported in the same manner as translation adjustments.

Foreign currency denominated monetary assets and liabilities of Canadian operations are translated at the exchange rate prevailing at year end, and revenue and expenses at average rates of exchange during the year.  Exchange gains and losses arising on the translation of the accounts are included in income.  Non-monetary assets, liabilities and depreciation and amortization are translated at historical rates of exchange.  Long-term debt payable in a foreign currency is translated at the exchange rate prevailing at the year-end, with the resulting adjustment included as a separate item in shareholders' equity if the related debt has been designated as a hedge against the net investment in foreign operations or amortized over the remaining term of the debt.

Cash and cash equivalents

All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents.

Inventory

Inventory is carried at the lower of cost, as determined on a first-in, first-out basis, and market value.  Market value is defined as net realizable value for finished goods and work-in-process, and replacement cost for raw materials.

Capital assets

Capital assets are recorded at c ost less accumulated amortization.  Amortization is provided on the original cost less estimated salvage value of buildings and equipment using the straight-line method based on estimated useful lives as follows:

Buildings                                                                31 years

Leasehold improvements                                    over lease term

Machinery and equipment                                  4 to 20 years

Computer hardware and software                      4 to 7 years

Automotive equipment                                       4 to 7 years

Office furniture and equipment                          10 years

Amortization commences on capital assets under construction once the construction has been completed.

Other assets

Deferred charges are carried at cost less accumulated amortization.

Research and development costs

Research and development costs are expensed as incurred unless the development costs meet the criteria for deferral.  Deferred development costs are amortized over the estimated product life not longer than three years.

Deferred start-up costs

Costs incurred during the start-up period prior to commencement of commercial operations of new facilities or businesses are deferred.  Amortization of these deferred costs commences when the pre-operating period ends.  Amortization is provided on a straight line basis over five years.

Deferred financing costs

Deferred financing costs are amortized on a straight -line basis over the remaining term of the corresponding debt.

Goodwill

Goodwill comprises the excess of cost over fair values of the underlying net assets acquired arising from business combinations accounted for using the purchase method.  Beginning October 1, 2001, goodwill is not amortized but subject to an assessment of impairment by applying a fair value based test on an annual basis.  Prior to October 1, 2001, goodwill was amortized over 25 years.

Intangible assets

Intangible assets with finite useful lives are amortized over their useful lives.

Income taxes

The Company uses the liability method of tax allocation for accounting for income taxes.  Under the liability method of tax allocation, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Revenue recognition

Revenue from sales of manufactured products, net of appropriate reserves for returns, is recognized either at the date of shipment or delivery, depending on the shipping terms.  Commission revenue is earned when an exclusive manufacturer ships product directly to the customer.

Stock-based compensation plan

No compensation expense is recognized when stock options are issued to employees.  Any consideration paid by employees exercising stock options to purchase common shares is charged to share capital.  If stock options are repurchased from employees, the excess of the market value of the stock and the exercise price is charged to retained earnings.  The Company will comply with the accounting and disclosure requirements under section 3870 of the Canadian Institute of Chartered Accountants' ["CICA"] Handbook commencing in the 2003 fiscal year.

Earnings per share

Basic earnings per share has been determined by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the year.  Diluted earnings per share is calculated in accordance with the treasury stock method and is based on the weighted average number of common shares and dilutive common share equivalents outstanding.

Fair value

The following methods and assumptions were used in estimating the fair values of financial instruments:

Current financial assets and liabilities:  Terms are such that their carrying amounts approximate fair values.

Variable rate bank facilities:  The carrying amounts of variable rate debt approximate fair value because the rates are reflective of the current market.

Committed long-term bank facilities and other long-term debt:  Fair values are estimated using discounted cash flow analysis based on current incremental borrowing rates for s imilar borrowing arrangements.

Credit risk

The Company's financial assets that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable.  Cash and cash equivalents consist of short-term investments, primarily ove rnight deposits, and are invested with recognized Canadian and U.S. banks.

Foreign currency risk

A significant portion of the Company's operations relate to subsidiaries located in the United States that are considered self-sustaining.

The parent company and subsidiaries located in Canada maintain their accounts in Canadian dollars.  The foreign currency risk associated with the Company's foreign currency denominated accounts receivable and payable balances as at September 28, 2002 is not material.

3. ACCOUNTS RECEIVABLE

The combined accounts receivable of three customers represent 52% of the total receivable outstanding at September 28, 2002 [one customer represented 17% of the total receivable outstanding at September 29, 2001].

For the year ended September 28, 2002, three customers [2001- one customer] accounted for 38% [2001 - 10%] of annual sales.

4. INVENTORY

Inventory consists of the following:
	2002	2001
	$	$

Raw materials	36,140	23,055
Work-in-process	17,983	18,984
Finished goods	64,109	37,654
	118,232	79,693

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[in thousands of dollars, except where otherwise noted]

September 28, 2002

5. CAPITAL ASSETS

Capital assets consist of the following:

		2002
		Accumulated	Net book
	Cost	amortization	value
	$	$	$

Land	6,987	—	6,987
Buildings	33,788	4,989	28,799
Leasehold improvements	10,356	1,258	9,098
Machinery and equipment	95,783	37,787	57,996
Computer hardware and software	13,719	8,046	5,673
Automotive equipment	1,008	709	299
Office furniture and equipment	7,393	2,322	5,071
Capital assets under construction	2,453	—	2,453
	171,487	55,111	116,376

		2001
		Accumulated	Net book
	Cost	amortization	value
	$	$	$

Land	4,080	¾	4,080
Buildings	27,125	3,982	23,143
Leasehold improvements	8,239	837	7,402
Machinery and equipment	73,099	32,529	40,570
Computer hardware and software	10,106	5,997	4,109
Automotive equipment	1,047	658	389
Office furniture and equipment	5,486	1,859	3,627
Capital assets under construction	10,804	—	10,804
	139,986	45,862	94,124

6. OTHER ASSETS

Other assets consist of the following:
	2002	2001
	$	$

Deferred barbecue facility start-up costs	3,195	1,792
Deferred development costs	1,287	1,867
Deferred financing costs	1,442	1,499
Other	856	343
	6,780	5,501

Changes in the carrying amount of deferred barbecue facility start-up costs and deferred development costs for the year ended September 28, 2002 were:

	Deferred	Deferred
barbecue facility		development
start-up costs		costs
	$	$

Balance as at September 29, 2001	1,792	1,867
Additions during the year	2,027	79
Amortization for 2002	(624)	(659)
Balance as at September 28, 2002	3,195	1,287

Research and development expenses for the year ended September 28, 2002 are $6,976 [2001 - $4,292; 2000 - $5,348].

Amortization of deferred development costs in the year are $659 [2001 - $102; 2000 - $28].  Additions to deferred development costs in the year are $79 [2001 - $1,459; 2000 - nil].

7. GOODWILL AND INTANGIBLE ASSETS

In 2001, the CICA issued accounting recommendations for Business Combinations, Goodwill and Other Intangible Assets.  Under the new rules, goodwill and intangible assets with an indefinite useful life arising from business combinations accounted for using the purchase method are no longer amortized, but subject to an assessment of impairment by applying a fair value based test on an annual basis.  Intangible assets with finite useful lives will continue to be amortized over their useful lives.  The Company has adopted the new recommendations for fiscal year 2002.

Goodwill

During the year, the Company completed its transitional fair value impairment test of goodwill.  Using a multiple of historical earnings valuation technique, it was determined that the carrying value of goodwill for the Company's United Kingdom subsidiary exceeded the fair value.  This caused the Company to write down the value for goodwill associated with its United Kingdom operations to zero.  This resulted in a write-down of goodwill in the amount of $2,014 and related deferred tax liabilities of $166.  In accordance with the transitional rules of implementing this new standard, a write-down has been charged to opening retained earnings in the net amount of $1,848.

In implementing the recommendations of the CICA with respect to accounting for business combinations, goodwill and intangibles, future tax liabilities of $2,752, recorded at the time of a prior year acquisition, were reclassified against goodwill.

Changes in the carrying amount of goodwill are as follows:

$

Balance as at September 30, 2000	149,166
Goodwill acquired on the purchase of RMC [note 8[d]]	23,363
Goodwill amortization	(7,512)
Adjustment for tax liabilities	858
Foreign currency translation	6,176
Balance as at September 29, 2001	172,051

Goodwill acquired on the purchase of The Great Outdoors [note 8[a]]	12,859
Goodwill acquired on the purchase of Keanall [note 8[b]]	51,508
Transitional impairment loss	(2,014)
Adjustment of future tax liabilities	(2,752)
Foreign currency translation	336
Other	728
Balance as at September 28, 2002	232,716

The change in policy with respect to the amortization of goodwill has been applied prospectively.  The consolidated financial statements for the year ended September 28, 2002 have been prepared in accordance with the new policy.  The consolidated financial statements for the year ended September 29, 2001 have not been adjusted.  The pro forma impact on the prior period is as follows:

	For the	For the	For the
	year ended	year ended	year ended
	September 28,	September 29,	September 30,
	2002	2001	2000
	$	$	$

Reported net income	42,081	31,398	33,782
Add back: goodwill amortization
net of income taxes	—	4,983	4,661
Adjusted net income	42,081	36,381	38,443

Basic earnings per share	1.06	0.82	0.82
Goodwill amortization	—	0.13	0.11
Adjusted earnings per share	1.06	0.95	0.93

Diluted earnings per share	1.03	0.81	0.81
Goodwill amortization	—	0.13	0.11
Adjusted diluted earnings per share	1.03	0.94	0.92

Intangible assets

As part of the asset purchase of Harris Systems Inc. on November 1, 1997, the Company purchased a long-term facility operating lease.  The market value of the lease exceeded the present value of the future lease commitments.  This leasehold right was recognized as an asset at the time of the acquisition and has been amortized over the 22-year lease term.

Trademarks include the British hearth trademarks acquired on April 9, 2002 [note 8[c]].

	September 28,	September 29,
	2002	2001
	$	$

Leasehold right
Cost	7,681	7,687
Accumulated amortization	1,717	1,368
Net book value	5,964	6,319
Trademarks, net	1,655	—
Other, net	679	—
	8,298	6,319

Amortization expense of intangible assets for the year was $349 [2 001 - $340; 2000 - $345].

8. ACQUISITIONS

[a] The Great Outdoors Grill Company

Effective May 30, 2002, the Company acquired all the issued and outstanding shares of The Great Outdoors Grill Company ["TGO"] of Joplin, Missouri.  TGO is a North American manufacturer and distributor of quality cast aluminum barbecues.  The Company satisfied the purchase price by a cash payment, including acquisition costs, of $15,423 and the issuance of 195,366 common shares of the Company valued at $3,102.  The fair value of CFM shares was $15.88 representing the average market price on the announcement date.  Additional contingent consideration not to exceed US$12,300 in the form of a non-interest bearing promissory note will be paid if TGO achieves an earnings target for the 2003 fiscal year.  The promissory note will be payable in equal installments over a two -year period commencing on January 2, 2004.

The results of the operations of TGO from the date of acquisition are included in the Company's consolidated statement of operations for the year ended September 28, 2002.  The acquisition was accounted for using the purchase method with the purchase price allocated to net identifiable assets at their fair values.

The following is a summary of the assets purchased:

$

Current assets acquired	17,092
Long-term assets acquired	2,837
Current liabilities assumed	(14,263)
Goodwill	12,859
18,525

Consideration
Cash, including acquisition costs	15,423
Share capital issued	3,102
18,525

It is estimated that goodwill of $10,285 is tax deductible.

[b] Keanall Holdings Limited

Effective January 2, 2002, the Company acquired all the issued and outstanding shares of Keanall Holdings Limited ["Keanall"] of Mississauga, Ontario.  Keanall is a leading manufacturer and distributor of quality after-market gas grill products to many of North America's largest retailers that serve the recreational and home improvement market.  Under the terms of the transaction, the Company satisfied the purchase price with a combination of a cash payment, including acquisition costs, of $11,206, the issuance of a $30,000 face value non-interest bearing note repayable monthly over 24 months with a fair value of $29,343, and a further $30,366, paid by the issuance of 2,526,314 common shares of the Company.  The fair value of the Company's common shares was $12.02 representing the average market price on the announcement date.

The results of the operations of Keanall from the date of acquisition are included in the Company's consolidated statement of operations for the year ended September 28, 2002.  The acquisition was accounted for using the purchase method with the purchase price allocated to net identifiable assets at their fair values.

The following is a summary of the assets purchased:

$

Current assets acquired	24,169
Long-term assets acquired	12,224
Intangible assets acquired	212
Current liabilities assumed	(17,198)
Goodwill	51,508
70,915

$

Consideration
Cash, including acquisition costs	11,206
Unsecured note payable	29,343
Share capital issued	30,366
70,915

It is estimated that goodwill of $15,000 is tax deductible.

[c] Other

Effective April 9, 2002, the Company acquired substantially all of the net assets of a British hearth fireplace business for cash consideration, including acquisition costs of $2,718.

The results of operations from the date of acquisition are included in the Company's consolidated statement of operations for the year ended September 28, 2002.  The acquisition was accounted for using the purchase method with the purchase price allocated to the net identifiable assets at their fair values.

The following is a summary of the assets purchased:

$

Current assets acquired	685
Long-term assets acquired	114
Intangible assets acquired	1,563
Liabilities assumed	(68)
Goodwill	424
2,718

[d] RMC International Ltd.

Effective July 1, 1999, the Company acquired substantially all of the net assets of RMC International Ltd. ["RMC"] for cash consideration of $37,643 and 564,528 common shares of the Company valued at $7,480.  Additional cash consideration of $23,363 [US$15,000] was paid on April 1, 2001 as RMC achieved an earnings target for the calendar year 2000.  The additional consideration of $23,363 was added to goodwill in fiscal 2001.

[e] Jomoco Products Company

Effective August 1, 1999, the Company acquired substantially all of the net assets of Jomoco Products Company ["Jomoco"] for cash consideration of $16,117.  The cash consideration was paid on November 4, 1999 and accordingly was included in the consolidated statement of cash flows for the year ended September 30, 2000 as a cash flow from investing activities.  Additional cash consideration of US$2,500 was paid in April, 2000 as Jomoco achieved an earnings target for the calendar year 1999.

9. BANK INDEBTEDNESS AND LONG-TERM DEBT

Long-term debt consists of the following:
	2002	2001
	$	$

Non-revolving term credit facility currently advanced at fixed rates not exceeding 90 days [2001 - 180 days] with a weighted average rate of 4.47% [2001 - 4.95%] repayable over quarterly installments beginning September 28, 2002 to be fully paid by
July 26, 2005. The Company may borrow up to $55,000
[2001 - $66,250]. Included in this amount was U.S. dollar debt of US$4,035 [2001 - US$5,044] and U.K. pounds sterling debt
of £ 3,400 [2001 - £ 2,050].	53,703	61,469

Revolving operating loans currently advanced at fixed rates
not exceeding 90 days [2001 - 180 days] with a weighted
average rate of 4.50% [2001 - 5.21%] under which the
Company may borrow up to $130,000 [2001 - $100,000].
Letters of credit totalling $8,549 [2001 - $2,582] have been issued against this facility. The credit facility expires on
July 26, 2005.	54,000	35,500

Revolving term credit facility of up to $80,000 [2001 -
$50,000] advanced at fixed rates and/or floating rates not
exceeding 90 days [2001 - 180 days] with a weighted average
rate of 4.31% [2001 - 5.25%]. Included in this amount was
U.S. dollar debt of $8,000 [2001- nil]. The credit facility
expires on July 26, 2005.	60,468	42,100

Other long-term debt bearing interest at 4.94% [2001 – 7.30%].	5,862	5,453
	174,033	144,522
Less current portion	16,338	16,009
	157,695	128,513

The Company's syndicated credit agreement expires on July 26, 2005 with the revolving facilities extended annually for an additional 364-day period.  As at September 28, 2002, the Company's total available line of credit was $265,000 [2001 - $216,250].

In accordance with the credit agreement, the Company may borrow in Canadian, U.S. dollars and U.K. pounds sterling by way of prime rate based loans, bankers' acceptances, LIBOR loans or any combination thereof.  Fair values of the committed long-term facilities and other long-term debt are not materially different from the carrying values.

The credit agreement includes certain restrictive covenants and undertakings.  The Company is in compliance with all financial covenants.

Principal repayments of long-term debt over the next five years and thereafter are as follows:

$

2003	16,338
2004	15,654
2005	138,195
2006	120
2007	120
Thereafter	3,606
174,033

Interest on long-term debt amounted to $6,845 for the year ended September 28, 2002 [2001 - $7,824;  2000 - $7,245].

Bank indebtedness

As part of the total available credit facility of $265,000, the Company has available operating lines totalling $210,000, which includes bank overdraft facilities in Canada and the United States.

10. SHARE CAPITAL

The Company's authorized share capital consists of an unlimited number of common shares without nominal or par value.

[a] Issued and outstanding
Number of shares		Amount
	#	$
[in thousands]

Balance October 2, 1999	42,332	142,833
Options exercised	144	607
Employee share purchase plan [i]	15	98
Shares repurchased and cancelled [ii]	(2,959)	(9,989)
Balance September 30, 2000	39,532	133,549

Options exercised	14	56
Employee share purchase plan [i]	15	95
Shares repurchased and cancelled [ii]	(1,525)	(5,155)
Balance September 29, 2001	38,036	128,545

Shares cancelled [iii]	(6,000)	(23,870)
Shares issued [iii]	6,000	23,870
Share consideration for Keanall acquisition [note 8[b]]	2,526	30,366
Share consideration for The Great Outdoors acquisition [note 8[a]]	195	3,102
Options exercised	—	3
Employee share purchase plan [i]	10	111
Shares repurchased and cancelled [ii]	(179)	(629)
Balance September 28, 2002	40,588	161,498

[i] The Company has established an Employee Share Purchase Plan ["ESPP"] in order to encourage employees to participate in the growth and development of the Company.  Annually, all eligible employees may contribute to the ESPP an amount up to 20% of their aggregate base cash compensation received in the previous year.  Throughout the year, the administrator, on behalf of each participating employee, purchases shares from the Company at market price less a 15% discount.  Employees can sell 85% of these share accounts at any time.  The remaining 15% of the employee's share account vests equally over four quarters after the quarter in which shares were purchased.  During fiscal 2002, 9,520 [2001 - 15,202;  2000 – 15,223] shares were issued under the ESPP for $111 [2001 - $95; 2000 - $98].

[ii] The Company filed a Normal Course Issuer Bid enabling it to make market purchases of up to 2,800,000 of its common shares commencing October 9, 2001 during the next twe lve-month period.  As at October 8, 2002, the expiry date of the Normal Course Issuer Bid, a total of 179,500 shares had been repurchased and cancelled at an average price of $9.48.

Details of fiscal 2002 repurchases are as follows:

	Number of	Price paid
Month of purchase	shares purchased	per share
	#	$

October 2001	95,000	8.0000
November 2001	44,400	8.0000
July 2002	40,100	14.5145
	179,500

On September 27, 2000, the Company filed a Normal Course Issuer Bid enabling it to make market purchases of up to 2,987,000 of its common shares during the next twelve -month period.  As at September 26, 2001, the expiry date of the Normal Course Issuer Bid, a total of 1,525,200 shares had been repurchased and cancelled at an average price of $6.92.

Details of fiscal 2001 repurchases are as follows:

	Number of	Price paid
Month of purchase	shares purchased	per share
	#	$

October 2000	211,100	6.8976
November 2000	693,300	6.5870
December 2000	359,300	6.4491
January 2001	100,800	7.2812
February 2001	10,300	8.1403
March 2001	18,200	8.7280
April 2001	2,100	9.0952
July 2001	30,100	8.6997
September 2001	100,000	9.0000
	1,525,200

On September 25, 1999, the Company filed a Normal Course Issuer Bid enabling it to make market purchases of up to 3,000,000 of its common shares during the next twelve -month period.  As at September 24, 2000, the expiry date of the Normal Course Issuer Bid, a total of 2,959,100 shares had been repurchased and cancelled at an average price of $7.02.

Details of fiscal 2000 repurchases are as follows:

	Number of	Price paid
Month of purchase	shares purchased	per share
	#	$

November 1999	10,000	9.0000
December 1999	532,900	7.2500
January 2000	104,100	7.0180
February 2000	10,000	7.4375
June 2000	846,200	6.8349
July 2000	846,000	6.6945
August 2000	330,000	7.4434
September 2000	279,900	7.1951
	2,959,100

On October 3, 2002, the Company filed a new Normal Course Issuer Bid enabling it to make market purchases of up to 2,800,000 of its common shares commencing October 9, 2002 during the next twelve -month period.

[iii] During the year, the Company purchased from and issued to an officer and shareholder of the Company an equivalent number of common shares.  This transaction, which was subject to regulatory approval, was reviewed and approved by the Board.

[b] Stock options

Under the terms of the Stock Option Plan, all options are granted for a term of seven years commencing on the date of grant.  All options granted prior to January 10, 2000 are exercisable six years and three hundred and sixty days from the date upon which such options were granted.  For all options granted after January 10, 2000 and before July 24, 2002, one-third of such options will become exercisable as of each of the first, second and third anniversaries, respectively, of the date such options are granted.  For all options granted after July 24, 2002, one-fourth of such options will become exercisable as of each of the first, second, third and fourth anniversaries, respectively, of the date such options are granted.

Options granted prior to September 15, 1999, may vest early if certain stock price performance criteria are met, being one-third of the options granted in each fiscal year will become exercisable as of the first day of each of the three immediately following fiscal years, provided that the cumulative percentage increase in the market value of the common shares of the Company since the first day of the fiscal year in which the options were granted has been at least equal to 110% of the cumulative increase of the Toront o Stock Exchange 300 Index during the same period.

Options granted after September 15, 1999 but prior to January 10, 2000 may vest early if certain stock price performance criteria are met, being one-third of the options granted in each fiscal year will become exercisable as of the first day of each of the three immediately following fiscal years, provided that the cumulative percentage increase in the market value of the common shares of the Company since the first day of the fiscal year in which the o ptions were granted has been at least equal to the cumulative percentage increase of the Toronto Stock Exchange Industrial Products Index during the same period.

Under the Stock Option Plan, the Company is authorized to issue a maximum of 5,624,500 common shares.  As at September 28, 2002, a total of 1,096,130 common shares are available for future grants and options.

A summary of the Stock Option Plan as of September 28, 2002, September 29, 2001 and September 30, 2000 and changes during the years ended on these dates is presented below:

		Weighted	Number
	Options	average	of vested
	outstanding	price	options
	#	$	#

Outstanding at October 2, 1999	941,278	8.38	507,283
Granted	1,993,000	7.88
Exercised	(144,000)	4.22
Cancelled	(87,668)	9.26
Outstanding at September 30, 2000	2,702,610	8.20	339,949
Granted	1,162,000	9.62
Exercised	(14,000)	4.00
Repurchased	(306,471)	7.12
Forfeited	(215,468)	9.11
Outstanding at September 29, 2001	3,328,671	8.75	379,700
Granted	1,049,000	13.99
Exercised	(333)	9.50
Repurchased	(625,470)	8.33
Forfeited	(189,832)	9.20
Outstanding at September 28, 2002	3,562,036	10.37	297,582

The following table outlines stock options outstanding at September 28, 2002:

		Options
Options outstanding	Exercise price	exercisable	Expiry date
#	$	#

12,000	8.375	12,000	November 27, 2003
168,009	12.625	—	October 1, 2004
169,658	7.800	7,673	October 1, 2005
398,323	11.250	13,006	October 4, 2006
727,478	6.250	264,903	July 26, 2007
66,666	6.700	—	November 21, 2007
945,902	9.500	—	July 25, 2008
10,000	9.750	—	September 10, 2008
15,000	9.510	—	September 12, 2008
1,042,500	14.000	—	July 24, 2009
6,500	12.500	—	September 25, 2009

Under the terms of the Stock Option Plan, 625,470 options [2001 - 306,471; 2000 - nil] were repurchased during fiscal 2002 for $4,182 [2001 - $870; 2000 - nil] and 333 options [2001 -14,000; 2000 - 144,000] were exercised for common shares.

11. INCOME TAXES

[a] Rate reconciliation

The Company's effective income tax rates for the years ended September 28, 2002, September 29, 2001 and September 30, 2000 are derived as follows:

	2002	2001	2000
	%	%	%

Combined Canadian federal and provincial tax rate	38.62	43.31	44.64
Manufacturing and processing profits deduction	(0.16)	(0.80)	(0.19)
Income taxes at different rates in foreign jurisdictions	(7.46)	(15.04)	(14.78)
Other	0.91	0.56	1.44
	31.91	28.03	31.11

[b] Provision for (recovery of) income taxes

The components of income before income taxes by jurisdiction are as follows:

	2002	2001	2000
	$	$	$

Income before income taxes and amortization of goodwill	61,800	51,138	55,716
Amortization of goodwill, net of tax	—	(4,983)	(4,661)
Income tax on amortization of goodwill	—	(2,529)	(2,016)
Income before income taxes	61,800	43,626	49,039
Domestic	2,224	3,111	(1,076)
Foreign	59,576	40,515	50,115
	61,800	43,626	49,039

The provision for (recovery of) income taxes consists of the following:

	2002	2001	2000
	$	$	$

Income taxes before the undernoted	19,719	14,757	17,273
Income taxes on amortization of goodwill	—	(2,529)	(2,016)
Income taxes	19,719	12,228	15,257
Current	13,287	2,728	5,542
Future	6,432	9,500	9,715
	19,719	12,228	15,257

The details of the provision for (recovery of) current income taxes are as follows:

	2002	2001	2000
	$	$	$

Canadian federal taxes	(444)	(117)	—
Provincial taxes	(437)	(63)	—
Foreign taxes	14,168	2,908	5,542
	13,287	2,728	5,542

The details of the provision for future income taxes are as follows:

	2002	2001	2000
	$	$	$

Canadian federal taxes	1,028	488	—
Provincial taxes	463	251	—
Foreign taxes	4,941	8,761	9,715
	6,432	9,500	9,715

[c] Provision for future income taxes

Future income taxes have been provided on temporary differences consisting of the following:

	2002	2001	2000
	$	$	$

Reserves and allowances	1,100	813	2,713
Inventory	(835)	1,368	1,390
Capital assets	2,085	1,673	2,442
Goodwill	4,137	634	1,130
Financing	13	14	(31)
Compensation	44	25	246
Net operating losses	(326)	4,660	1,894
Other	214	313	(69)
	6,432	9,500	9,715

[d] Future income tax assets and liabilities

Future income taxes have been provided on temporary differences consisting of the following:

	2002	2001	2000
	$	$	$

Current future income tax assets
Reserves and allowances	6,115	3,531	3,031
Net operating losses	632	1,717	1,750
Inventory	2,041	843	1,798
Compensation	618	556	1,040
Stockoptions	404	¾	9
Other	(222)	(200)	(356)
Total current future income tax assets	9,588	6,447	7,272
Current future income tax liabilities	(205)	(231)	(95)
Net current future income tax assets	9,383	6,216	7,177

Long-term future income tax assets
Financing	--	--	199
Net operating losses	595	467	235
Reserves and allowances	--	--	107
Other	293	163	338
Total long-term future income tax assets	888	630	879

Long-term future income tax liabilities
Goodwill	11,099	7,578	5,314
Capital assets	10,407	7,584	7,611
Financing	4,117	78	64
Reserves and allowances	1,238	2,674	816
Other	801	730	163
Totallong-term future income tax liabilities	27,662	18,644	13,968
Net long-term future income tax liabilities	26,774	18,014	13,089

The Company has recognized the full amount of its future income tax assets with no valuation allowance for each of the years presented.

As at September 28, 2002, one of the Company's foreign subsidiaries has income tax losses of approximately $3,485 [2001 - $2,989] which can be applied against future years' taxable income, the benefit of which has been recorded in the consolidated financial statements.  These income tax losses do not expire.

12. CONTINGENCIES AND COMMITMENTS

[a] Lease commitments

The Company is committed to premises and equipment leases with terms expiring at various dates during the next five years and thereafter.  Future minimum annual payments under non-cancellable operating leases consist of the following:

$

2003	3,340
2004	3,093
2005	2,906
2006	2,813
2007	2,739
Thereafter	6,627
21,518

For the year ended September 28, 2002, payments under operating leases amounted to approximately $4,475 [2001 - $2,585; 2000 - $1,952].

[b] Legal

During the normal course of business, there are various claims and proceedings that have been or may be instituted against the Company.  There are claims that are at the early stages of legal proceedings and thus the outcome of these matters are not determinable.  These claims could have a material adverse effect on the consolidated financial position of the Company or its results of operations.

[c] Other

Pursuant to certain acquisitions, including a joint venture investment, the minority shareholders and joint venture partner have the option to cause the Company to purchase their interests.  The Company has similar options to require the minority shareholders to sell their shares.  The purchase price in both cases would be based upon a prescribed valuation formula.

13. EARNINGS PER SHARE

Basic earnings per share has been determined by dividing net income by the weighted average number of common shares outstanding during the year.  Diluted earnings per share is computed in accordance with the treasury stock method and is based on the weighted average number of common shares and dilutive common share equivalents outstanding.

	For the	For the	For the
	year ended	year ended	year ended
September 28,		September 29,	September 30,
	2002	2001	2000
	$	$	$

Earnings for period	42,081	31,398	33,782

Weighted average number of shares outstanding	39,836	38,346	41,398
Basic earnings per share	1.06	0.82	0.82

Diluted earnings per share
Weighted average number of shares outstanding	39,836	38,346	41,398
Add dilutive effect of stock options	1,048	386	390
Adjusted weighted average number of shares
outstanding	40,884	38,732	41,788

Diluted earnings per share	1.03	0.81	0.81

During 2002, there are 756,099 stock options [2001 - 188,666; 2000 - 1,142,943] that were anti-dilutive and not included in the diluted earnings per share calculation.

14. CUMULATIVE TRANSLATION ADJUSTMENT

During the year ended September 28, 2002, the cumulative translation adjustment account was reduced by $4,035 to reflect the future tax liability on an unrealized foreign exchange gain resulting from the Canadian dollar investment in a US subsidiary.

15. CONSOLIDATED STATEMENTS OF CASH FLOWS

The net change in non-cash working capital balances consists of the following:

	For the	For the	For the
	year ended	year ended	year ended
	September 28,	September 29,	September 30,
	2002	2001	2000
	$	$	$

Accounts receivable	(16,238)	(14,535)	(9,106)
Inventory	(16,929)	(2,769)	(10,932)
Prepaid and other expenses	(2,062)	(1,094)	(192)
Other assets	(3,598)	(368)	—
Accounts payable and accrued liabilities	14,428	3,695	(2,440)
Income taxes recoverable	11,753	(5,575)	(3,343)
	(12,646)	(20,646)	(26,013)

16. EMPLOYEE BENEFIT PLANS

The Company maintains various employee benefit plans which include a defined contribution plan and a multi-employer defined benefit plan.  During the year, the Company's benefit plan expenditures were approximately $1,750 [2001 - $1,457; 2000 - $1,493].

17. SEGMENTED INFORMATION

The Company operates in one business segment, home products, which includes the development, manufacture, and sale of hearth and heating products, barbecue and outdoor products.  In light of the growth and significance of barbecue and outdoor products to the overall revenue of CFM, the Company's revenue has been disclosed by product category.

The Chief Executive and Operating Officers of CFM review consolidated operating results to assess the performance of the business.  The Company's business organization structure and performance measurement systems are not based on product categories.

	For the	For the	For the
	year ended	year ended	year ended
	September 28,	September 29,	September 30,
	2002	2001	2000
	$	$	$

Net external sales
Hearth and heating products	443,250	397,586	369,794
Barbecue and outdoor products	132,982	18,746	12,106
	576,232	416,332	381,900

Geographic information

The Company conducts substantially all of its business activities in North America.  External sales are allocated on the basis of sales to external customers.

External sales:

	U.S.	Canada	Other	Total
	$	$	$	$

Year ended September 28, 2002	472,824	81,614	21,794	576,232
Year ended September 29, 2001	345,904	51,552	18,876	416,332
Year ended September 30, 2000	313,978	45,176	22,746	381,900

Capital assets, goodwill and intangibles:

	U.S.	Canada	Other	Total
	$	$	$	$

September 28, 2002	277,841	68,510	11,039	357,390
September 29, 2001	229,770	32,287	10,437	272,494
September 30, 2000	205,884	20,647	10,558	237,089

18. RELATED PARTY TRANSACTION

During 2001, the Company purchased for $307 an exclusive perpetual license to manufacture, market and sell products.  The license was purchased from an entity in which officers of the Company had a non-controlling interest.

19. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2002 consolidated financial statements.

20. SUBSEQUENT EVENT

On October 3, 2002, the Company acquired all the issued and outstanding shares of Greenway Home Products Inc. of Guelph, Ontario for a cash payment of $1,000.  Greenway is a participant in the residential water dispensing, purification and air movement products market, offering a line of innovative water dispensing, water purification and air appliances.  The total purchase price consists of the $1,000 cash payment at closing and substantial future payments contingent on Greenway achieving future earnings targets.

21. UNITED STATES GENERALLY ACCEPTED ACCOUNTING       PRINCIPLES

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles ["GAAP"] as applied in Canada which are different in some respects from those applicable in the United States, as described below:

Consolidated statements of income and comprehensive income

The following table presents net income, comprehensive income and earnings per share information following United States GAAP:

	For the	For the	For the
	year ended	year ended	year ended
	September 28,	September 29,	September 30,
	2002	2001	2000
	$	$	$

Net income for the year based on
Canadian GAAP	42,081	31,398	33,782
Restructuring cost - involuntary
termination benefits	—	—	(883)
Integration costs of business combination
and amortization thereof	—	126	172
Deferred charges and amortization thereof	(949)	(1,892)	117
Stock-based compensation	(9,067)	(377)	401
Net income for the year based on U.S. GAAP	32,065	29,255	33,589
Change in cumulative translation adjustment	(3,748)	13,686	4,073
Comprehensive income, U.S. GAAP	28,317	42,941	37,662

Basic earnings per share based on U.S. GAAP	0.80	0.76	0.81
Diluted earnings per share based on U.S. GAAP	0.78	0.76	0.80

Weighted average number of shares outstanding
[in thousands]
Basic	39,836	38,346	41,398
Diluted	40,884	38,724	41,788

[a] Restructuring and other costs

As at October 2, 1999, the conditions for accruing involuntary termination benefits under U.S. GAAP were not met as all employees had not been notified and, as a result, expenses accrued under Canadian GAAP of $1,424 [$883 net of taxes] in 1999 were reversed for purposes of U.S. GAAP.  These costs have been expensed in 2000 as incurred.

[b] Integration costs of business combination

Under Canadian GAAP, companies are allowed to recognize integration and restructuring costs of the acquiring entity under the purchase method if it can be demonstrated that the costs are a direct substitute for costs that would otherwise be incurred with respect to the acquired business.  The acquiring entity's restructuring costs were incurred as a direct result of an acquisition.  However, for purposes of U.S. GAAP such restructuring costs have been expensed to the extent they qualify as exit costs or as incurred.

[c] Deferred charges

Under Canadian GAAP, the Company capitalized certain development costs and costs to start up a barbeque facility.  Under U.S. GAAP, these costs are expensed during the year.  As a result, during the year, $2,806 [$1,740 net of income taxes] of deferred charges have been expensed and $1,287 [$791 net of income taxes] of amortization relating to prior years' adjustments have been reversed.  In 2001, $3,251 [$2,016 net of income taxes] of deferred charges have been expensed [2000 - nil] and $183 [$124 net of income taxes] of amortization relating to prior years has been reversed [2000 - $186; $117 net of income taxes].

[d] Share issue costs

Under Canadian GAAP, stock issue costs are shown as an adjustment to retained earnings.  Under U.S. GAAP, the carrying amount of capital stock is shown net of issue costs.

[e] Stock-based compensation

Under U.S. GAAP, the Company accounts for stock options granted to employees under APB Opinion No. 25, "Accounting for Stock Issued to Employees" ["APB 25"].  Prior to September 26, 2002, it was the Company's practice to settle stock options in cash at the request of the holder.  As such, the Company recorded compensation expense relating to its stock options in accordance with the provisions of FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans - An Interpretation of APB Opinions No. 15 and 25" ["FIN 28"].  FIN 28 requires compensation expense to be continually remeasured based on the current market value of the underlying shares and the resulting accrual is recognized as a liability on the consolidated balance sheets.  This resulted in a charge to income of $9,067 [2001 - $377; 2000 - $(401)].

On September 26, 2002, the Company's Board of Directors approved a resolution stating that the Company would no longer settle stock options in cash.  At that date, the liability that existed was transferred to equity.  As it is the Company's policy to grant stock options with an exercise price equal to the fair value of the underlying share on the date of grant, the Company does not expect to record compensation expense under the provisions of APB 25 for options granted to employees subsequent to September 26, 2002.

As permitted under Canadian GAAP, the Company does not record compensation expense relating to stock options.  Consideration paid by employees on the exercise of stock options for shares is credited to capital stock.

The required accounting under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ["SFAS 123"] is consistent with that required under APB 25 for stock options that can be settled in cash at the option of the holder.  As no stock options were granted subsequent to September 26, 2002, the pro forma effects of applying the provisions of SFAS 123 on net income and earnings per share are nil.

[f] Comprehensive income

For purposes of reconciliation to U.S. GAAP, the Company presents the disclosure requirements of Financial Accounting Standard No. 130 ["SFAS 130"] in these consolidated financial statements.  SFAS 130 requires the presentation of comprehensive income and its components.  Comprehensive income includes all changes in equity during a period except shareholder transactions.  Other comprehensive income is comprised of the cumulative foreign exchange gains or losses.

Recently issued pronouncements

A standard relating to accounting for asset retirement obligations was issued in the United States.  Under this new standard, legal obligations arising from the retirement of all tangible long-lived assets are recognized immediately when incurred and are measured at fair value.  A corresponding amount is capitalized as part of the asset's carrying amount and depreciated over the asset's useful life using a systematic and rational allocation method.  This standard is effective for the Company in the upcoming fiscal year but is not expected to have any significant impact on the Company's consolidated financial statements.

A standard was issued "Accounting for the Impairment or Disposal of Long-lived Assets".  This standard retains the fundamental provisions for [a] recognition and measurement of long-lived assets to be held and used, and [b] measurement of long-lived assets to be disposed of.  The standard permits the presentation of a component of an entity, whether classified as held for sale or disposed of, as a discontinued operation and retains the requirement to report discontinued operations separately from continuing operations.  These provisions are effective for the Company in the upcoming fiscal year but are not expected to have any significant impact on the Company's consolidated financial statements.

A new standard was issued "Accounting for Costs Associated with Exit or Disposal Activities".  This standard will be effective for exit or disposal activities initiated after December 31, 2002 and addresses financial accounting and reporting for costs associated with exit or disposal activities.  This standard requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than the date of commitment to an exit plan as previously required.  The Company has not assessed the impact of the new standard on its consolidated financial statements.

Consolidated balance sheet items

The following summarizes the consolidated statements of financial position in accordance wi th U.S. GAAP where different from the amounts reported under Canadian GAAP:

	2002	2001
	$	$

Assets
Prepaid and other expenses	3,559	1,431
Income taxes receivable	—	8,787
Future income taxes - current	10,533	6,860
Capital assets, net	116,037	93,785
Other assets	1,524	1,764
Goodwill, net	228,025	173,679

Liabilities
Income taxes payable	960	—
Future income taxes - current	147	177
Future income taxes - non-current	24,034	15,548

Shareholders' equity
Share capital	163,266	123,423
Accumulated other comprehensive income	25,377	29,125
Retained earnings	148,924	119,672